Exhibit 10.1

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

Osceola Village, City of Kissimmee, Florida

This PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of September 1, 2011 (the “Effective Date”), by and between SO WEHREN HOLDING CORP., a Delaware corporation (“Seller”) and TNP ACQUISITIONS, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. The real property that is the subject of this Agreement (the “Real Property”) is located at 3020-3086 Dyer Road, in the City of Kissimmee (“City”), County of Osceola (“County”), State of Florida (“State”), consists of a retail strip center and 8 outparcels, and is more fully described on Exhibit “A” attached hereto.

B. On or about August 5, 2010, Seller became the owner of the Real Property pursuant to a foreclosure sale under which Seller was exercising its rights, as beneficiary, under a deed of trust or mortgage which encumbered the Real Property.

C. On the terms and subject to the conditions contained in this Agreement, Seller desires to sell and Buyer desires to purchase the Real Property and all of Seller’s right, title and interest in the following (collectively, together with the Real Property, the “Property”):

(i) all assignable development rights, privileges, entitlements, governmental permits, licenses, certificates and other governmental approvals, if any, now or hereafter obtained that pertain to the Real Property (“Intangible Rights”);

(ii) all assignable plans, specifications, engineering and architectural reports, maps, drawings and other renderings related to the Real Property (“Plans and Specifications”);

(iii) all easements, rights of way and other rights appurtenant to the Real Property;

(iv) all tenant leases referred to in Exhibit “F” attached hereto and made a part hereof (collectively, the “Tenant Leases”) and all security deposits, escrow deposits and advance rentals deposited by tenants with Seller under the Tenant Leases;

(v) all assignable service contracts, union contracts, assignable warranties and guaranties and equipment leases affecting the Property or any part thereof (collectively, the “Contracts and Warranties”), all as set forth on Exhibit “G” attached hereto and made a part hereof; and

(vi) all personal property on or used in connection with the Property (“Personal Property”).

NOW, THEREFORE, in consideration of the promises and covenants herein made, and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

1. Recitals Incorporated. The Recitals above are an integral part of this Agreement and are incorporated herein by reference.

2. Escrow and Closing.

2.1 Opening of Escrow. Within one (1) Business Day after the Parties’ mutual execution of this Agreement, the Parties shall open an escrow (the “Escrow”) at Lawyers Title Insurance Company using an office located in the State (“Escrow Holder”), whose address is set forth below, by delivering an executed copy of this Agreement to Escrow Holder. This Agreement shall constitute joint escrow instructions to Escrow Holder. The Parties shall execute such additional instructions not inconsistent or conflicting with the provisions of this Agreement which may be reasonably required by Escrow Holder and shall be bound by Escrow Holder’s instructions; provided, however, if any conflict or inconsistency between the provisions of this Agreement and the provisions of Escrow Holder’s instructions exists or arises, the provisions of this Agreement shall control.

2.2 Closing and Closing Date. The Close of Escrow shall occur on or before 2:00 p.m. EDT/EST on September 27, 2011 (the “Closing Date”) at the offices of Escrow Holder. As used herein, the terms “Closing” and “Close of Escrow” shall mean delivery by Seller of the Deed (as hereinafter defined) conveying the Real Property to Buyer, together with the other closing documents to be executed by Seller in accordance with the terms of this Agreement, and the disbursement of the Closing Payment (as hereinafter defined) to Seller.

2.3 Automatic Termination of Escrow and Agreement. Except as set forth in Section 10.1 and Section 13.1 below, if the Close of Escrow does not occur by the Closing Date, the Escrow and this Agreement shall automatically terminate and be of no further force and effect without the need for further instructions or acknowledgements by the Parties.

3. Purchase and Sale; Purchase Price. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell the Property to Buyer and Buyer agrees to purchase the Property from Seller. The purchase price for the Property is TWENTY-ONE MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($21,800,000.00) (the “Purchase Price”).

4. Payment of Purchase Price. The Purchase Price shall be paid as follows:

4.1 Deposit. Within one (1) Business Day after the Parties’ mutual execution of this Agreement (“Deposit Date”), Buyer shall deliver to Escrow Holder the sum of SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($750,000.00) (the “Deposit”) by cashier’s check or other immediately available funds. Escrow Holder shall invest the Deposit in an interest bearing account. If Buyer delivers or is deemed to have delivered to Seller or Escrow Holder a “Notice of Approval” (as defined in Section 10.2 below) on or before 5:00 p.m. EDT/EST on September 9, 2011 (the “Feasibility Date,” and the period ending at 5:00 p.m. EDT/EST on such date, the “Feasibility Period”), Escrow Holder shall continue to hold the Deposit in escrow pursuant to the terms of this Agreement. Escrow Holder shall deliver the Deposit to Seller at Closing without further instructions from the Parties. Buyer acknowledges and agrees that the Deposit shall be nonrefundable to Buyer under any circumstance other than as set forth in Section 4.3 below. The Deposit shall be applied to payment of the Purchase Price upon Closing. This Agreement shall only be effective upon Escrow Holder’s receipt of the Deposit pursuant to this Section and if Buyer does not place the Deposit in Escrow before 5:00 p.m. EDT/EST on the Deposit Date, this Agreement shall, at Seller’s option upon notice to Buyer and Escrow Holder, terminate and be of no further force and effect without the need for further instructions or acknowledgements by the Parties. Simultaneously with execution of this Agreement, Buyer shall provide Seller with evidence satisfactory to Seller that Buyer has sufficient funds to close the transaction in accordance with the terms of this Agreement.

4.2 Closing Payment. No later than one (1) Business Day prior to the Closing Date, Buyer shall deliver to Escrow Holder a sum equal to the Purchase Price (less the Deposit) in immediately available funds, as increased or decreased by an amount equal to Buyer’s share of prorations, closing costs and cash charges determined in accordance with this Agreement (the “Closing Payment”).

4.3 Refund of Deposit. Notwithstanding anything to the contrary set forth elsewhere herein the Deposit shall be refundable to Buyer (in accordance with and subject to the specific terms and conditions of such refund as provided in the subject sections of this Agreement) upon termination of this Agreement because of: (a) Seller’s material default hereunder; or (b) termination by Buyer in accordance with Section 8.3 as a result of the failure of any of the conditions to Buyer’s obligation to close as set forth in Section 8.2; or (c) termination by Seller in accordance with Section 8.3 as a result of the failure of the condition to Seller’s obligation to close as set forth in Section 8.1(c); or (d) termination by Buyer pursuant to Section 10.1 as a result of Buyer’s investigation of title. Buyer acknowledges and agrees that the Deposit (i) is non-refundable immediately upon execution of this Agreement except as otherwise expressly provided for herein and (ii) shall be payable to Seller if Buyer terminates this Agreement as a result of Buyer’s investigations of the Property in accordance with Section 10.2.

4.4 Independent Consideration. Seller acknowledges receipt as of the date hereof of $100.00 as independent consideration for Seller’s execution of this Agreement and for the granting of the Feasibility Period to Buyer as herein provided. Such consideration shall be non-refundable to Buyer under any circumstances.

5. Closing Costs, Taxes and Assessments.

5.1 Closing Costs. Except as may be otherwise expressly set forth in this Agreement, Buyer shall pay all closing costs, including, but not limited to, all costs related to the policy of title insurance (“Title Policy”), the Title Commitment (as hereinafter defined), escrow fees, broker fees, transfer taxes, documentary stamp taxes and surtaxes, the cost of all searches and other documentation required to delete the “standard” exceptions from the Title Policy including without limitation all unrecorded and municipal lien searches, escrow fees, closing fees, courier fees, title search fees and recording costs. Notwithstanding the foregoing, at and only in the event of Closing, Seller shall pay one half (1/2) of the documentary stamp taxes and surtaxes due in connection with recording the Special Warranty Deed described in Section 6(c) of this Agreement.

5.2 Prorations. The following are to be apportioned as of 12:00 a.m. EDT/EST on the day of Closing. Such adjustments, if and to the extent known and agreed upon as of Closing, shall be paid by Buyer to Seller (if the prorations result in a net credit to Seller) or by Seller to Buyer (if the prorations result in a net credit to Buyer). Any such adjustments not determined as of Closing shall be paid in accordance with the process described in the immediately preceding sentence, in cash or other immediately available funds as soon as practicable following Closing.

(a) All non-delinquent ad valorem and non-ad valorem real property taxes and assessments for the Real Property. If the Closing shall occur before the amounts of such taxes and assessments are fixed, apportionment of such taxes and assessments shall be based upon the proposed taxes for the year 2011 promulgated by the County’s Property Appraiser’s Office using the maximum discount available or if said proposed taxes are not available, then the apportionment shall be based on the taxes and charges paid for the latest applicable period using the maximum discount available. Without limiting the generality of the foregoing, the parties acknowledge that Seller may be pursuing an appeal seeking a reduction in the real property taxes applicable to the Real Property for the year 2011 or prior years. Buyer agrees to cooperate reasonably with Seller in pursuing any such appeal both prior to and after the Closing Date. All rebates resulting from any such appeal shall belong solely to Seller. Within five (5) business days after Buyer receives any such rebate, Buyer shall pay such rebate to Seller. In addition, in the event the real property taxes are prorated at Closing based on an amount which is reduced subsequent to Closing as the result of any such tax appeal, Buyer agrees to reprorate the real property taxes at the request of Seller. The Buyer’s obligations set forth in this Section 5.2(a) shall survive Closing.

(b) Current accounts opened by Seller paid or payable under service or utility contracts covering the Property, including, without limitation, water, gas and electric services subject to meter readings. If there is no meter or if the bills for any of the foregoing have not been issued before the Closing Date, the charges therefore shall be adjusted on the Closing Date on the basis of the charges for the most recent prior period.

(c) Rents collected from tenants and other occupants of the Real Property, including prepaid rents and other revenues collected under the Tenant Leases. Prior to Closing, Seller shall furnish to Buyer and Escrow Holder a schedule of all rents and other charges which are then payable by tenants and other occupants of the Real Property but which have not been paid to date. Buyer agrees that subsequent to the Closing Date, any rents collected shall be applied first towards any rent arrearages owing to Seller and shall be remitted to Seller within ten (10) days after receipt. The Buyer’s obligations set forth in this Section 5.2(c) shall survive Closing.

(d) All security deposits collected by Seller from tenants and other occupants of the Real Property, with any and all interest accrued thereon to the extent payable to tenants, which shall be transferred to Buyer or, at Seller’s option, appropriate adjustments therefore shall be made to the Purchase Price.

Any prorations which are not expressly provided for herein shall be made in accordance with customary practice in the County. All apportionments made at the Closing pursuant to this Section 5.2 shall survive closing for a period of sixty (60) days. At the expiration of said period, unless either Seller or Buyer objects to an apportionment or proration, all adjustments shall be deemed final. Notwithstanding anything set forth in this Agreement to the contrary, Buyer acknowledges and agrees that Seller shall not be responsible for any costs, expenses or other amounts relating to or arising from the Property prior to the date on which Seller acquired title to the Property, which shall include, without limitation, any costs or expenses related to any code violations, open permits, delinquent utility charges and/or liens.

5.3 Notification to Utility Company; Utility Deposits. Buyer and Seller shall (a) promptly notify any utility companies servicing the Property of the impending sale and the Closing Date, and (b) request that such utility company deliver to Seller, prior to the Closing Date, the final bill as of the Closing Date. Deposits on account with any utility companies servicing the Property shall be recovered by Seller from such utility company and Buyer shall post its own deposit for utility services with the applicable utility companies. The terms of this Section 5.3 shall survive Closing.

6. Deposits by Seller. No later than one (1) Business Day prior to the Closing Date, Seller shall deposit with Escrow Holder the following:

(a) Two (2) counterpart originals of an assignment and bill of sale duly executed by Seller in the form of Exhibit “B” attached hereto (the “Assignment and Assumption”);

(b) Seller’s share of closing costs and charges, in accordance with Section 5 of this Agreement (to the extent such costs and charges are not to be paid from the Closing Payment);

(c) The Special Warranty Deed (the “Deed”), in the form of Exhibit “C” attached hereto, duly executed by Seller and acknowledged;

(d) A duly executed ownership, no lien, “gap”, and FIRPTA affidavit in the form of Exhibit “D” (the “Affidavit”);

(e) Two (2) counterpart originals of an assignment of leases and security deposits executed by Seller in the form of Exhibit “H” attached hereto (the “Assignment of Leases and Security Deposits”);

(f) Notices to tenants, duly executed by Seller and Buyer, advising tenants of the sale of the Property to Buyer and the transfer of security deposits to Buyer, and directing that rents or other payments thereafter be sent to Buyer (or Buyer’s agent) at the address provided by Buyer at the Closing, unless otherwise directed by Buyer;

(g) All keys to the Real Property and to every part thereof in Seller’s possession;

(h) To the extent applicable, an assignment of the Contracts and Warranties (the “Assignment of Contracts and Warranties”), all of which shall be assumed at Closing pursuant to the Assignment of Contracts and Warranties, in form and substance satisfactory to Seller and its counsel; and

(i) Intentionally Deleted.

7. Deposits by Buyer. No later than one (1) Business Day prior to the Closing Date, Buyer shall deposit with Escrow Holder the following:

(a) The Closing Payment in immediately available funds;

(b) Two (2) counterpart originals of the Assignment and Assumption, duly executed by Buyer;

(c) Two (2) counterpart originals of the Assignment of Leases and Security Deposits, duly executed by Buyer

(d) Buyer’s share of closing costs and cash charges, in accordance with Section 5; and

(e) Such other instruments as are reasonably required by Seller or Escrow Holder or otherwise required to proceed to the Closing and consummate the purchase and sale of the Property in accordance with the terms of this Agreement.

8. Conditions to Close of Escrow.

8.1 Conditions to Seller’s Obligations. The Closing and Seller’s obligation to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions or Seller’s written waiver on or before the Closing Date. Seller may waive in writing any or all of such conditions in its sole and absolute discretion.

(a) Buyer shall have performed all of the obligations to be performed by Buyer under this Agreement at or prior to the Closing, including without limitation, delivery of the Deposit described in Section 4.1, delivery of the Closing Payment described in Section 4.2, and execution and delivery of the documents described in Section 7.

(b) Buyer’s representations and warranties herein shall be true and correct as of the Closing.

(c) Buyer acknowledges and agrees that Publix Super Markets, Inc., a Florida corporation or an affiliate thereof (“Publix”) has certain rights to purchase the Property (the “Purchase Rights”) in accordance with the terms of that certain Lease Agreement dated May 17, 2007, as amended (collectively, the “Publix Lease”), in favor of Publix affecting a portion of the Property. Buyer further acknowledges and agrees that Seller’s receipt of written evidence, acceptable to Seller in Seller’s sole and absolute discretion, from Publix confirming Publix’s waiver of or election not to exercise the Purchase Rights shall be a condition precedent to Seller’s obligation to consummate the transactions contemplated by this Agreement. Buyer acknowledges and agrees that: (i) Publix’s decision to exercise the Purchase Rights and (ii) Seller’s inability to perform the Seller’s obligations pursuant to this Agreement due to Publix’s exercise of the Purchase Rights shall not constitute an event of a default by Seller under this Agreement. In the event that Seller does not receive written evidence, acceptable to Seller in Seller’s sole and absolute discretion, from Publix confirming Publix’s waiver of or election not to exercise the Purchase Rights, Seller may, at its option, terminate this Agreement and Escrow, and the Deposit shall be returned to Buyer in accordance with Section 8.3.

8.2 Conditions to Buyer’s Obligations. The Closing and Buyer’s obligation to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions or Buyer’s written waiver thereof on or before the Closing Date. Buyer may waive in writing any or all of such conditions in its sole and absolute discretion.

(a) Seller shall have made the deposits required in Section 6.

(b) Seller’s representations and warranties herein shall be true and correct as of the Closing.

(c) Seller shall have performed all of the obligations to be performed by Seller under the Agreement at or prior to Closing.

(d) Buyer shall have received a tenant estoppel certificate acceptable to Buyer in its reasonable discretion from each of the following tenants (the “Estoppel Certificates”): (i) Publix related to the Publix Lease, and (ii) Gregg Appliances, Inc. or an affiliate thereof (“HH Gregg”) related to that certain Lease dated July 9, 2007 (“HH Gregg Lease”) affecting a portion of the Property. The Estoppel Certificates shall be deemed acceptable to and approved by Buyer unless either or both of the Estoppel Certificates: (1) discloses material adverse economic terms of the applicable lease that were not disclosed to Buyer (whether in the applicable lease or any other document delivered to Buyer) prior to the date of the delivery of such Estoppel Certificate to Buyer, (2) alleges a material default of Seller (as landlord) under the applicable lease, or (3) discloses a material dispute between the Seller (as landlord) and the tenant in connection with the applicable lease. Notwithstanding anything set forth in this Agreement to the contrary, Seller shall not be required to, and it shall not be a default by Seller under this Agreement if Seller does not: (A) deliver to Buyer estoppel certificates from any or all of the tenants at the Property, including, without limitation, Publix and/or HH Gregg, or (B) update or refresh any of the Estoppel Certificates delivered by Publix and/or HH Gregg.

8.3 Termination. In the event each condition set forth in Section 8.2 is not fulfilled as of the Closing or waived by Buyer, Buyer may, at its option, terminate this Agreement and Escrow, and the Deposit shall be returned to Buyer. In the event that each condition set forth in Section 8.1(a) and Section 8.1(b) is not fulfilled as of the Closing or waived by Seller, Seller may, at its option, terminate this Agreement and Escrow and the Deposit will be delivered to Seller without any further authorization from Buyer required. In the event the condition set forth in Section 8.1(c) is not fulfilled as of the Closing or waived by Seller, Seller may, at its option, terminate this Agreement and Escrow, and the Deposit shall be returned to Buyer. This Section 8.3 shall in no way limit Seller’s remedies under Section 12, when applicable. Notwithstanding anything herein to the contrary, Buyer’s rights under this Section 8.3 shall be subject to Section 13.2. This Section 8.3 shall survive the termination of this Agreement for the sole purpose of the return of the Deposit to Buyer after such termination or the delivery of the Deposit to Seller after such termination, when applicable.

9. Closing.

9.1 Escrow Holder’s Actions. Upon the Closing Date and when Escrow Holder holds the items required to be deposited by Buyer and Seller as described above, Escrow Holder is instructed and authorized to: (a) record the Deed in the Public Records of the County, (b) pay any documentary stamp taxes, surtaxes and any other transfer taxes, (c) instruct the Clerk of the County to return the Deed to the Party indicated thereon, (d) disburse to the order of Seller from the funds deposited into Escrow by Buyer the Closing Payment less Seller’s share of prorations, closing costs, taxes, assessments and other charges, as applicable in accordance with the terms of this Agreement, (e) disburse from funds deposited by Buyer amounts toward payment of all other items chargeable to the account of Buyer hereunder, and disburse the balance of such funds, if any, to Buyer, (f) deliver to Buyer the Affidavit and the Title Policy, and (g) deliver to each Party an original counterpart of the Assignment and Assumption, the Assignment of Leases and Security Deposits, the Assignment of Contracts and Warranties and any other documents executed by the Parties at Closing.

9.2 Escrow Cancellation. If Escrow fails to close due to a Party’s default or breach, the defaulting or breaching Party shall pay all Escrow Cancellation Charges. If Escrow fails to close for any other reason, Buyer shall pay all Escrow Cancellation Charges. “Escrow Cancellation Charges” means all fees, charges and expenses actually charged by Escrow Holder and the Title Company to the parties in connection with the cancellation of the Escrow and the title order, if any.

10. Investigations.

10.1 Title Matters. Within three (3) Business Days of the Effective Date, Buyer shall obtain a commitment for an owner’s policy of title insurance (“Title Commitment”) for the Real Property, issued by Escrow Holder as the title insurance underwriter (Escrow Holder shall also be referred to herein as the “Title Company”), together with legible copies of all documents referenced therein as exceptions to title. On or before September 6, 2011, Buyer shall notify Seller in writing of Buyer’s objections to any exceptions to title set forth in the Title Commitment, including any monetary liens, if any (the “Disapproved Exceptions”). Notwithstanding the foregoing, Buyer shall not have the right to object to any matters listed on Exhibit “I” attached hereto which matters shall be deemed “Permitted Exceptions”. All exceptions not timely objected to by Buyer shall also be deemed “Permitted Exceptions”. On or before the day immediately prior to the last day of the Feasibility Period, Seller shall notify Buyer in writing whether Seller elects, in its sole and absolute discretion, to cause the Title Company to eliminate the Disapproved Exceptions. Seller’s failure to timely respond to Buyer’s notice of Disapproved Exceptions shall be deemed Seller’s election not to eliminate any of the Disapproved Exceptions. Notwithstanding any other provision of this Agreement to the contrary, Seller shall not be required to bring any action or proceeding, pay any monies, incur any expenses in respect to title to the Property, or cure, remove or correct any exceptions thereto or defects therein, or clear the record of any taxes, liens or encumbrances, or take any other action to cure any title objections raised by Buyer, including the Disapproved Exceptions. If Seller timely elects (or is deemed to have elected) not to eliminate such Disapproved Exceptions, then unless Buyer shall notify Seller in writing on or before 5:00 p.m. EST/EDT on the Feasibility Date that Buyer elects to waive its disapproval, Buyer shall be deemed to have approved title to the Property. In the event Seller has elected to eliminate any of the Disapproved Exceptions but has been unable to do so prior to the Closing Date, Seller shall have the right to extend the Closing Date for a period of up to fifteen (15) days to attempt to cure or remove such Disapproved Exceptions; provided, however, that notwithstanding any other provision of this Agreement, Seller shall not be required to bring any action or proceeding, pay any monies, incur any expenses in respect to title to the Property, or to take any other action to remove any Disapproved Exceptions. If Seller is unable to or elects not to cause the cure or removal of the Disapproved Exceptions within the period provided herein, then Seller shall notify Buyer and Escrow Holder and Buyer may elect to either (a) terminate this Agreement by written notice to Seller and Escrow Holder within two (2) Business Days after Buyer’s receipt of Seller’s notice, in which case Escrow Holder shall return the Deposit to Buyer, the Parties’ obligations to each other shall terminate except for those obligations of Buyer which survive the termination of this Agreement, or (b) accept such title as Seller may convey and to complete the purchase of the Property, but in no event shall Buyer be entitled to any abatement of the Purchase Price or to any deduction, offset, credit, lost profits or other damages.

10.2 Investigations of the Property.

(a) Seller shall make available to Buyer for review at Seller’s offices all material documents concerning the Property in Seller’s possession, (the “Property Documents”). However, the Property Documents shall not include any reports or documents related to any previous owner or any internal credit or other regulatory reports or appraisals or any materials that are privileged or proprietary in nature, or subject to a confidentiality agreement. Without limiting any other provision of this Agreement, Seller expressly disclaims, and Buyer acknowledges that Seller has not made and does not make any representations or warranties regarding the veracity, accuracy, or completeness of the Property Documents. Seller will not be liable for any inaccuracy, misrepresentation, or omission in such Property Documents. Upon receipt of Seller’s written consent, Buyer shall have the right to make copies of any or all of the Property Documents at Buyer’s sole cost and expense. The information contained in the Property Documents shall continue to be subject to the confidentiality provisions set forth herein, including without limitation Section 17.16. As used herein, “Seller’s Possession” shall mean only those Property Documents in the actual physical possession of Seller’s Authorized Representatives without any requirement on behalf of Seller to attempt to determine or otherwise seek to obtain any such information or documents from any other department or location within the financial institution of Seller. “Seller’s Authorized Representatives” means Dottie Jensen an Authorized Officer of Seller.

(b) Buyer shall have until 5:00 p.m. EDT/EST on the Feasibility Date to perform all investigations and reviews of the Property and the Property Documents and such other matters that Buyer deems necessary or appropriate in determining the feasibility of Buyer’s purchase of the Property and to notify Seller and Escrow Holder in writing of Buyer’s approval or disapproval of such feasibility in its sole and absolute discretion. In addition to the Confidentiality provisions set forth in Section 17.16 below, Buyer shall strictly coordinate with Seller all contacts (whether verbal or in person), with the City or any governmental agency concerning the Property (“Government Contact”), for the purposes of discussing future development possibilities for the Property, or otherwise, and shall not meet with or contact (verbally or in person) the City or any other governmental agency without prior written notice to Seller, and such contact has been approved by Seller in writing in its reasonable discretion, which approval shall be given if at all within one (1) Business Day after Seller’s receipt of such request delivered by Buyer to Seller’s Authorized Representatives at the following e-mail address: “dottie.jensen@jpmchase.com”. If Seller’s Authorized Representatives do not respond to the Buyer’s request for Government Contact via e-mail to the Buyer’s attorney or the Buyer within one (1) Business Day after Seller’s Authorized Representatives receive said request, then Seller shall be deemed to have approved the applicable Government Contact. Seller shall be entitled to participate in all approved meetings and contacts with the City and any other governmental agency. Buyer shall have the right to communicate with tenants under the Tenant Leases; provided, however, that said communication shall be coordinated through Seller and shall only be conducted with Seller or a representative of Seller being present at the time of such communication. Buyer shall not: (i) request any tenant under the Tenant Leases to execute any documentation, including, without limitation, any estoppel certificates or subordination and non-disturbance agreements, and/or (ii) disclose any of the terms and conditions of this transaction to such tenants. If Buyer approves of the Property and the Property Documents, in Buyer’s sole and absolute discretion, during the Feasibility Period, Buyer shall deliver to Seller and Escrow Holder before the Feasibility Date written notice to Escrow Holder and Seller of Buyer’s unconditional approval (“Notice of Approval”). If for any reason Buyer determines within the Feasibility Period that, in Buyer’s sole and absolute discretion, it disapproves of the Property for any reason whatsoever, Buyer may terminate this Agreement and cancel escrow without any liability by delivering written Notice of Disapproval (“Notice of Disapproval”) to Escrow Holder and Seller before the Feasibility Date. The failure of Buyer to deliver a Notice of Approval or a Notice of Disapproval before the Feasibility Date shall be automatically deemed Buyer’s Notice of Approval. If Buyer delivers a Notice of Disapproval, Buyer’s and Seller’s obligations to each other under this Agreement shall automatically terminate, except for Buyer’s indemnification obligations under this Section 10.2, and Buyer’s obligations to return the Property Documents and other materials to Seller as provided in Section 10.2(d), which obligations (and any other of Buyer’s obligations which survive termination as set forth in this Agreement and in any applicable confidentiality agreement, if any) shall survive such termination, Escrow shall be cancelled and Escrow Holder shall deliver the Deposit to Seller without any further instruction required from Buyer. Buyer’s investigations under this Section may include, without limitation: (1) review of the Property Documents; (2) physical inspection of the Property and a Phase I environmental assessment of the Property; and (3) all other inquiries, investigations, and evaluations pertaining to the Property as Buyer has deemed appropriate, including without limitation evaluation of the feasibility of any planned development and suitability of the Property for Buyer’s intended use. Buyer shall not have the right to perform a Phase II environmental report without Seller’s prior written consent which may be withheld in Seller’s sole and absolute discretion.

(c) Without limiting the provisions of Section 10.2(a), during the Feasibility Period, Buyer shall have the right to enter the Property to perform such non-intrusive and non-destructive inspections and examinations of the Property Buyer deems appropriate in connection with its review of the Property. Buyer agrees to indemnify, defend and hold harmless Seller and the Property from and against any liabilities, damages, expenses (including attorneys’ fees), liens and claims of any nature whatsoever which may be asserted against Seller or the Property by reason of such activities by Buyer or on its behalf. Without in any way limiting the generality of the foregoing, Buyer further agrees that in connection with its inspections and entry on to the Property:

(i) any physical testing or inspections shall be at Buyer’s sole cost and expense;

(ii) the persons or entities performing such tests shall be properly licensed and qualified and shall have obtained all appropriate permits for performing such tests;

(iii) Seller shall have the right of approval (which may be approved or withheld in Seller’s sole and absolute discretion) of any proposed Phase 2 testing, physical or invasive or intrusive testing or investigation of the Property;

(iv) Buyer shall advise Seller in advance of the dates of all tests and shall schedule all tests during normal business hours whenever feasible unless otherwise requested by Seller;

(v) Seller shall have the right to have a representative of Seller accompany Buyer and Buyer’s representatives, agents, consultants, designees or invitees while they are on the Property;

(vi) If Buyer in any way damages or disrupts the condition of the Property, Buyer shall promptly restore the Property at Buyer’s sole cost and expense, and until restoration is complete, Buyer shall take all steps necessary to ensure that any conditions on the Property created by Buyer’s testing or entry onto the Property shall not create any dangerous, unhealthy or unsightly conditions on the Property; and

(vii) Before any entry onto the Property by Buyer or its agents, contractors, subcontractors or employees, Buyer shall deliver to Seller a certificate of insurance under Buyer’s commercial liability insurance policy with a financially responsible insurance company, covering (a) the activities of Buyer, and Buyer’s agents, consultants, contractors, subcontractors and employees on or upon the Property, and (b) Buyer’s indemnity obligations set forth in this Section. Such certificate shall evidence that such insurance policy has a per occurrence limit of at least Two Million Dollars ($2,000,000), shall name Seller and JPMorgan Chase Bank. N.A. as an additional insured (the “Additional Insureds”), shall be primary and non-contributing with any other insurance available to Seller, shall be issued on an “occurrence” basis, shall contain a full waiver of subrogation cause, and shall not be cancelable or subject to reduction in coverage except on at least thirty (30) days’ prior written notice to Seller. Buyer shall maintain such insurance coverage in force at all times before Closing.

(d) If Buyer terminates this Agreement for any reason, then within five (5) days after such termination, and as a condition to return of the Deposit if Buyer is entitled to a return of the Deposit pursuant to the terms of this Agreement (unless the Agreement is terminated as a result of Seller’s material default hereunder), Buyer shall return to Seller all copies of all Property Documents, studies, reports and other materials Buyer may have received from Seller; and upon Seller’s request, Buyer shall also deliver to Seller without payment of any fee or charge, without representation or warranty by Buyer, and without recourse against Buyer, copies of all reports, studies, plans, assessments, analyses or other materials obtained or prepared by or for Buyer in connection with its feasibility investigations and/or its proposed acquisition, development and marketing of the Property. Buyer covenants to use commercially diligent efforts to make sure that all reports, studies, investigations and documents obtained by Buyer during its due diligence will be freely assignable to Seller. Buyer’s obligations under this Section 10.2(d) shall survive the termination of this Agreement.

(e) Buyer’s indemnification and insurance obligations under this Section 10.2 shall survive the Closing or the earlier termination of Escrow or this Agreement.

10.3 Survival. This Section 10 shall survive the termination of this Agreement for the purposes set forth in Section 10 which are expressly stated to survive termination of this Agreement and for the purpose of the delivery of the Deposit to Seller after such termination or refund of the Deposit to Buyer after such termination, when applicable, in accordance with this Section 10.

11. Representations, Warranties and Covenants.

11.1 Buyer’s Representations, Warranties and Covenants. Buyer makes the following representations and warranties to Seller as of the Effective Date and at the Closing Date:

(a) Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in Florida.

(b) Authority; Binding Effect; Bankruptcy. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Buyer. Buyer has the power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement is a valid and binding agreement of Buyer, enforceable in accordance with its terms. Neither Buyer, nor any of its subsidiaries or parent companies, is involved, whether voluntary or otherwise, in any bankruptcy, reorganization or insolvency proceeding.

(c) No Conflict. Neither the execution, delivery nor performance of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated by this Agreement, will conflict with, or result in a breach of, any of the terms, conditions or provisions of any of the organizational documents of Buyer or any agreements or orders by which Buyer may be bound.

(d) OFAC List. Buyer and each of its subsidiaries, predecessors, direct and indirect owners (collectively, the “Buyer Parties”) have at all applicable times been, are now and will in the future be, in compliance with all laws, statutes, rules and regulations or any federal, state or local governmental authority in the United States of America applicable to the Buyer Parties and all beneficial owners of the Buyer Parties, including, without limitation, the requirements of Executive Order No. 133224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). After due investigation and inquiry, Buyer has no knowledge or notice of any fact, event, circumstance, situation or condition which could reasonably be expected to result in (i) any action, proceeding, investigation, charge, claim, report or notice being filed, commenced or threatened against any of them alleging any failure to comply with the Orders, or (ii) the imposition of any civil or criminal penalty against any of them for any failure to so comply. None of the Buyer Parties are owned or controlled by, nor acts for or on behalf of, any person or entity on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (collectively the “Lists”) or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(e) Adequacy of Information. Buyer acknowledges, represents, warrants and agrees that Seller shall not be responsible for and makes no representations or warranties about the accuracy or completeness of any information concerning the Property obtained by Buyer from any source. Buyer acknowledges, represents, warrants and agrees that Buyer has not relied and shall not rely on Seller in any manner whatsoever with respect to any documents or information or anything else relating to the Property. Buyer represents, warrants and agrees that Buyer shall have no rights against the Indemnitees (as defined in Section 11.1(h)) as a consequence of any information or misinformation obtained, completeness or incompleteness of documents, inaccuracies in any information or documents, or failure of any person to make any disclosure. Seller shall have no obligation to provide to, or make available to Buyer any documents or information concerning the Property.

(f) No Side Agreements or Representations. No person acting on behalf of Seller is authorized to make, and by execution hereof, Buyer acknowledges that neither Seller nor any person acting on behalf of Seller has made any representation, agreement, statement, warranty, guarantee or promise regarding the Property or the transaction contemplated herein or the zoning, construction, physical condition or other status of the Property.

(g) Purchase “AS-IS”. Buyer acknowledges that it is a sophisticated real estate developer and/or investor and is sufficiently knowledgeable and experienced to be able to evaluate the risk and merits of the purchase of the Property from Seller. Buyer further acknowledges that Seller is not a sophisticated real estate developer or investor and Seller hereby disclaims any and all liability that may be imputed to Seller based on its knowledge and experience with real estate and real estate investments. Buyer further acknowledges that Seller acquired the Property pursuant to a foreclosure sale and that Seller was not the builder or responsible for construction of any improvements on the Property and has had no involvement in the development, entitlement, leasing or operation of the Property. Buyer acknowledges that it has had an adequate opportunity to inspect the Property and to investigate its physical and legal characteristics and conditions of the Property. Buyer expressly acknowledges and agrees, and represents and warrants to Seller, that Buyer is purchasing the Property “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS”, after such inspection, analysis, examination and investigation Buyer cares to make and expressly without Seller’s covenant, warranty or representation as to legal condition, pending or threatened litigation, physical condition, title, leases, rents, revenues, income, expenses, operation, access, zoning or other regulation, entitlements, conditions of approval, governmental obligations, compliance or non-compliance with law, property taxes and assessments, suitability for particular purposes or any other matter whatsoever. Seller has no obligation to make repairs, replacements or improvements to the Property, or to pay any fees, costs or expenses related to the Property. Buyer acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the value of the Property; (b) the income to be derived from the Property; (c) the suitability of the Property for any and all activities and uses which Buyer may conduct thereon, including the possibilities for development of the Property; (d) the habitability, marketability, merchantability, profitability or fitness for a particular purpose of the Property; (e) the manner, quality, state of repair or lack of repair of the Property; (f) the nature, quality or condition of the Property, including without limitation, soils and geology and environmental condition; (g) the conformity of the Property to past, current or future applicable zoning or building requirements; (h) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body; (i) compliance with any environmental protection, pollution or land use laws, rules, regulation, orders or requirements, including but not limited to, Title III of the Americans with Disabilities Act of 1990, the Federal Water Pollution Control Act, the Federal Resource Conservation and Recovery Act, the U.S. Environmental Protection Agency regulations at 40 CFR part 261, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Resources Conservation and Recovery Act of 1976, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and the Toxic Substance Control Act, as any of the foregoing may be amended from time to time and regulations promulgated under any of the foregoing from time to time; (j) the presence or absence of Hazardous Substances (as defined on Exhibit “E” attached hereto) at, on, under, or adjacent to the Property; (k) the conformity of the Property to past, current or future applicable zoning or building requirements; (l) deficiency of any drainage or undershoring; (m) that the Property may be located on or near earthquake faults; (n) the existence or non-existence of land use, zoning or building entitlements affecting the Property; (o) the land use status of the Property, including, but not limited to, general plan status, specific plan status, zoning status, subdivision status under the subdivision ordinances of the City (or any other governmental authority) or any other entitlements; (p) the applicability of the Federal or State endangered species acts and the existence of any species protected thereunder; (q) any non-compliance of the Property or any improvements thereon with the standards set forth in applicable laws, rules and regulations, as the same may be amended from time to time; (r) the status of property taxes or assessments; (s) the compliance of or by the Property or its operation with any development agreements, covenants, conditions or restrictions, community facilities district requirements, governmental approvals, or any other agreements or arrangements related to the development, use or operation of the Property; (t) the physical condition of the Property or any improvements thereon; (u) the nature, quality, assignability or condition of the Intangible Rights or of the Plans and Specifications; (v) any defaults, disputes, or unsatisfied conditions or requirements with respect to the Property, any master development or any governmental authority; (w) disputes between any governmental authority or any other person; (x) the existence of continuing obligations or liabilities to which the Property or any owner thereof may be subject; or (y) any other matter concerning the Property. Buyer further acknowledges and agrees that having obtained and examined such information and documentation affecting the Property as Buyer has deemed necessary or appropriate, Buyer is relying solely on its own investigations and review, and not on any information provided or to be provided by Seller. Further, Buyer expressly acknowledges and agrees that it is assuming all of the risks and obligations attendant to ownership of the Property, including without limitation, those identified, described or otherwise referred to in clause (a) through (y) above. This provision shall survive the Close of Escrow. Buyer also acknowledges that, due to its previous real estate experience, it is knowledgeable about the effect and impact of an “AS-IS” clause such as set forth in this Section. Upon Closing, Buyer shall assume each and every obligation and liability of Seller relating to or arising from the Property, including, without limitation, (i) any claims, actions, causes of action, demands, proceedings and suits of any nature whatsoever, (ii) any mechanics liens, stop notices and other lien claims, (iii) all unfunded obligations, (iv) all property taxes, assessments, open permits, code violations, property owner association dues, home owner association dues, management obligations, development obligations and fees and costs payable to governmental entities, and (v) any other liabilities and obligations with respect to the Property.

(h) Release. Except for those obligations of Seller which, by the express terms of this Agreement, survive Closing, Buyer, on behalf of itself, its shareholders, officers, directors, employees, partners, investors, members, managers, parents, subsidiaries, affiliates, agents, servants, attorneys, representatives, successors and assigns and anyone claiming by, through or under Buyer (collectively, “Buyer’s Representatives”) fully, unconditionally and irrevocably releases Seller and its shareholders, officers, directors, employees, partners, investors, members, managers, parents, subsidiaries, affiliates, agents, servants, attorneys, representatives, successors and assigns (collectively, the “Indemnitees”) from any and all claims that Buyer or any of Buyer’s Representatives may now have or hereafter acquire against any of the Indemnitees for any costs, fees, loss, liability, damage, expenses, demand, fine, penalty, action or cause of action arising from or related to any conditions existing or events occurring on, in or about the Property whether occurring before, after or at the Closing, including without limitation (a) those identified, described or otherwise referred to in Section 11.1(g) above, (b) any construction defects, errors, omissions or other conditions, latent or otherwise, including, without limitation, environmental matters, affecting the Property, or any portion thereof, (c) any defaults by the prior owner and/or Seller under any governmental approvals, conditions and/or entitlements or with any third parties relating to the Property or its development, and (d) the use, release or disposal on, in or under the Property of any Hazardous Substance and the environmental condition of the Property. This provision shall survive the Close of Escrow. This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s release of the Indemnitees. In connection with this release, Buyer specifically waives the provision of any laws, rules, ordinances or regulations of any applicable governmental authority or body, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

This release by Buyer shall constitute a complete defense to any claim, cause of action, defense, contract, liability, indebtedness or obligation released pursuant to this release. Nothing in this release shall be construed as (or shall be admissible in any legal action or proceeding as) an admission by Seller or any other released party that any defense, indebtedness, obligation, liability, claim or cause of action exists which is within the scope of those hereby released.

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Buyer’s Initials	Seller’s Initials

(i) Indemnity. As a material part of the consideration for this Agreement, and to the maximum extent permitted by law, Buyer shall indemnify, protect, defend and hold harmless Seller and the Indemnitees, with counsel reasonably acceptable to Seller, from and against any and all third party claims, liabilities, damages, costs, fines, penalties, expenses and fees (including attorneys’ fees, court and litigation costs and fees of expert witnesses through all levels of proceedings) resulting or arising from or in any way connected with any of the following pertaining to the Property: (a) resulting from or in any way connected with the environmental condition of the Property, (b) arising from acts, occurrences or matter of whatever kind or nature that take place after Closing, including, without limitation, Buyer’s ownership, construction, development, use, leasing, operating, marketing or sale of the Property (or any portion thereof) in any way, (c) any claims of third parties, including purchasers and/or lessees of the Property, or any portion thereof, relating to the Property or any portion thereof and including, without limitation, any construction defects, errors, omission or other conditions or matters, latent or otherwise, affecting the Property, or any portion thereof, and/or (d) Buyer’s failure to comply with Section 17.16. Notwithstanding the foregoing, Buyer shall not be obligated to indemnify or hold Seller harmless as required pursuant to this Section for any loss which is caused by the Seller’s negligence or willful misconduct. This Section 11.1(i) shall survive the Closing.

(j) Permits and Approvals. Immediately following the Closing Date, but in no event later than thirty (30) days following the Closing Date, at Buyer’s sole cost and expense, Buyer shall cause Buyer’s name to be substituted on all governmental related permits and approvals related to the Property (to the extent such permits and approvals are assignable), and Buyer shall provide Seller with written evidence of such substitution. This Section 11.1(j) shall survive Closing.

(k) Intentionally Deleted.

(l) Survival. All of the representations, warranties, covenants, terms and provisions of this Section 11.1 shall survive Closing.

11.2 Seller’s Representations and Warranties. Seller makes the following representations and warranties to Buyer as of the Effective Date and at the Closing Date, which representations and warranties shall survive Closing for a period of six (6) months:

(a) Authority. This Agreement and all documents contemplated hereunder to be executed by Seller have been duly authorized by all requisite action on the part of Seller. This Agreement is a valid and binding agreement of Seller, enforceable in accordance with its terms.

(b) Organization. Seller is a duly formed Delaware corporation validly existing under the laws of the United States and is qualified to do business in the State. Seller has the full right, power and authority to enter into and carry out the transactions contemplated by this Agreement.

(c) No Third Party Consents. Seller has the full authority to sell without the necessity of third party consents or approvals.

(d) Disclaimer. Except for the representations and warranties expressly set forth in this Section 11.2, Seller hereby disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to the Property, including, without limitation, those matters set forth in Section 11.1(g) above.

12. LIQUIDATED DAMAGES. IN THE EVENT BUYER DEFAULTS UNDER THE TERMS OF THIS AGREEMENT OR IF CLOSING FAILS TO OCCUR BECAUSE OF BUYER’S DEFAULT, SELLER WILL BE DAMAGED AND WILL BE ENTITLED TO COMPENSATION FOR THOSE DAMAGES, BUT SUCH DAMAGES WILL BE EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN FOR THE FOLLOWING REASONS: THE DAMAGES TO WHICH SELLER WOULD BE ENTITLED IN A COURT OF LAW WILL BE BASED IN PART ON THE DIFFERENCE BETWEEN THE ACTUAL VALUE OF THE PROPERTY AT THE TIME SET FOR THE CLOSING AND THE PURCHASE PRICE AS SET FORTH IN THIS AGREEMENT; PROOF OF THE AMOUNT OF SUCH DAMAGES WILL BE BASED ON OPINIONS OF VALUE OF THE PROPERTY, WHICH CAN VARY IN SIGNIFICANT AMOUNTS; AND IT IS EXTREMELY DIFFICULT TO PREDICT AS OF THE DATE ON WHICH THIS AGREEMENT IS ENTERED INTO WHETHER THE VALUE OF THE PROPERTY WILL INCREASE OR DECREASE AS OF THE DATE SET FOR THE CLOSING. BUYER DESIRES TO LIMIT THE AMOUNT OF DAMAGES FOR WHICH BUYER MIGHT BE LIABLE SHOULD BUYER BREACH THIS AGREEMENT. BOTH BUYER AND SELLER WISH TO AVOID THE COSTS AND LENGTHY DELAYS THAT WOULD RESULT IF SELLER FILED A LAWSUIT TO COLLECT ITS DAMAGES FOR A BREACH OF THIS AGREEMENT.

IN THE EVENT BUYER DEFAULTS UNDER THE TERMS OF THIS AGREEMENT, SELLER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT BY GIVING WRITTEN NOTICE TO BUYER AND ESCROW HOLDER. IF CLOSING FAILS TO OCCUR BECAUSE OF BUYER’S DEFAULT, THEN THIS AGREEMENT SHALL AUTOMATICALLY TERMINATE WITHOUT FURTHER

NOTICE. IF THE AGREEMENT IS TERMINATED AS SET FORTH HEREIN, THE PARTIES SHALL BE RELIEVED OF THEIR OBLIGATIONS HEREUNDER EXCEPT AS EXPRESSLY PROVIDED OTHERWISE HEREIN, AND THE DEPOSIT SHALL BE DEEMED TO CONSTITUTE A REASONABLE ESTIMATE OF SELLER’S DAMAGES AND SHALL BE DISBURSED TO SELLER AS LIQUIDATED DAMAGES. SELLER’S SOLE AND EXCLUSIVE REMEDY (EXCEPT AS SET FORTH BELOW) IN THE EVENT ESCROW FAILS TO CLOSE BECAUSE OF BUYER’S DEFAULT SHALL BE LIMITED TO RECEIPT AND RETENTION OF THE DEPOSIT. SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS. SELLER WAIVES ANY RIGHT TO SPECIFICALLY ENFORCE BUYER’S OBLIGATION TO PURCHASE THE PROPERTY.

NOTWITHSTANDING THE FOREGOING, THIS LIQUIDATED DAMAGES PROVISION SHALL NOT LIMIT SELLER’S RIGHT TO (I) RECEIVE REIMBURSEMENT FOR OR RECOVER DAMAGES IN CONNECTION WITH BUYER’S INDEMNITY OF SELLER AND/OR BREACH OF BUYER’S OBLIGATIONS UNDER SECTIONS 10.2, 11.1(h), 11.1(i), 15 OR 17.16, (II) RECOVER ATTORNEYS’ FEES AND COURT COSTS UNDER SECTION 17.14, (III) INJUNCTIVE RELIEF FOR BUYER’S BREACH OF BUYER’S OBLIGATIONS UNDER SECTIONS 10.2, 11.1(h), 11.1(i), 15 OR 17.16 AND/OR (IV) PURSUE ANY AND ALL REMEDIES AVAILABLE AT LAW OR IN EQUITY IN THE EVENT THAT FOLLOWING ANY TERMINATION OF THIS AGREEMENT, BUYER OR ANY PARTY RELATED TO OR AFFILIATED WITH BUYER ASSERTS ANY CLAIMS OR RIGHT TO THE PROPERTY THAT WOULD OTHERWISE DELAY OR PREVENT SELLER FROM HAVING CLEAR, INDEFEASIBLE AND MARKETABLE TITLE TO THE PROPERTY. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

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BUYER’S INITIALS	SELLER’S INITIALS

13. Buyer’s Remedies.

13.1 Seller’s Cure Rights. Notwithstanding anything herein to the contrary, in the event of any breach of this Agreement by Seller, the Buyer shall give the Seller written notice of breach and Seller shall have the right to cure such breach until fifteen (15) days following written notice from Buyer before Seller is in default under this Agreement. If the time for Seller to cure such breach extends past the Closing Date, then the Closing Date shall be automatically extended.

13.2 Seller Default.

(a) In the event Closing fails to occur because of Seller’s default, Buyer, at its option, shall have the right, as its sole and exclusive remedy with respect to such default, to receive the return of the Deposit plus TWENTY THOUSAND AND NO/100 DOLLARS ($20,000.00), whereupon the parties shall be released from all further obligations under this Agreement, except those obligations which are specifically stated to survive the termination of this transaction. Buyer hereby expressly waives Buyer’s right to any other rights or remedies at law or in equity, including, without limitation, the right to seek specific performance of Seller’s obligations under this Agreement.

(b) Section 13.2 shall survive the termination of this Agreement for the sole purpose of the return of the Deposit to Buyer after such termination, when applicable.

13.3 Waiver of Special Damages. Buyer hereby expressly waives Buyer’s right to sue for punitive, special or consequential damages. This Section shall survive the Closing or the earlier termination of Escrow or this Agreement.

14. WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THIS SECTION SHALL SURVIVE CLOSING OR THE EARLIER TERMINATION OF ESCROW OR THIS AGREEMENT.

15. Real Estate Brokerage Commission. Buyer and Seller represent to each other that it has not engaged or dealt with any broker, finder or other real estate agent in connection with this Agreement or is obligated to pay any real estate brokerage or other commission or fee in connection with the sale of the Property to Buyer, except for Seller’s obligation to pay a commission to HFF pursuant to a separate written agreement. Such commission to HFF shall under no circumstance be payable unless and until the transaction contemplated hereby is closed in accordance with the terms of this Agreement and Seller receives the Purchase Price in accordance with terms of this Agreement. Buyer and Seller shall indemnify, defend and hold each other free and harmless from and against all costs and liabilities including, without limitation, attorneys’ fees and the costs and expenses of litigation, for causes of action or proceedings which may be instituted by any broker, agent or finder, licensed or otherwise, claiming through, under or by reason of the conduct of the indemnifying Party in connection with this transaction. The Parties further agree that no broker shall be a party to or a third party beneficiary of this Agreement or the Escrow, and that no consent of any broker shall be necessary for any agreement, amendment or document with respect to the transaction contemplated by this Agreement. This Section 15 shall survive the Closing or the earlier termination of Escrow or this Agreement.

16. Back-up Offers. Prior to the date which is the earlier of (a) that date on which Buyer delivers a Notice of Approval, or (b) the Feasibility Date, Seller shall have the right to entertain, negotiate, pursue, accept and execute “back-up” offers and agreements from prospective purchasers.

17. Miscellaneous.

17.1 Assignment. From the expiration of the Feasibility Period until the Closing, Buyer shall have the right to nominate in writing to Seller another entity to take title to the Property at Closing with Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided that, in any event (a) each of the representations and warranties of Buyer set forth herein shall remain true and correct as to such nominee, (b) the nominee is controlled by Buyer, (c) Buyer is not in default of any of its covenants or obligations under this Agreement at the time of such nomination, (d) notwithstanding any such nomination, Buyer shall not be released from its liabilities and obligations under this Agreement, and (e) such assignment shall not be a condition of or delay Closing.

17.2 No Modifications. No addition to or modification of any term or provision of this Agreement shall be effective unless set forth in writing and signed by both Seller and Buyer.

17.3 Construction of Agreement. Each Party and attorneys for each Party have participated in the drafting and preparation of this Agreement. Therefore, the provisions of this Agreement shall not be construed in favor of or against either Party, but shall be construed as if both Parties equally prepared this Agreement.

17.4 Headings. The paragraph and section headings herein are used only for the purpose of convenience only and shall not be deemed to limit the subject of the paragraphs of this Agreement or to be considered in their construction.

17.5 Governing Law. The laws of the State applicable to contracts to be performed wholly within the State shall govern this Agreement.

17.6 Time of the Essence. Time is of the essence of each and every provision of this Agreement. Unless Business Days are expressly provided for, all references to “days” herein shall refer to consecutive calendar days. If the Closing Date or any other date or time period provided for in this Agreement is or ends on a Saturday, Sunday or federal, state or legal holiday in Florida or California, then such date shall automatically be extended to the next day which is not a Saturday, Sunday or federal, state or legal holiday in Florida or California, as applicable. For purposes of this Agreement, “Business Day” means a day other than a Saturday, Sunday or holiday on which national banking institutions, the County recorder or escrow companies in the County are closed; if the date upon which the Closing Date or any other date or time period provided for in this Agreement is or ends on a day other than a Business Day, then such date shall automatically be extended until the next Business Day. For all purposes under this Agreement, the term “EDT/EST” shall mean either Eastern Daylight Time or Eastern Standard Time as then currently applicable in the County. The “Effective Date” shall be the date first set forth in the initial paragraph of this Agreement, which shall be the date on which the last of Seller and Buyer executes this Agreement.

17.7 Successors and Assigns. Subject to the provisions of Section 17.1, all of the provisions of this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Parties.

17.8 Further Assurances. Each of the Parties shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of this Agreement.

17.9 No Waiver. The waiver by one Party of the performance of any covenant, condition or promise, or of the time for performing any act, under this Agreement shall not invalidate this Agreement nor shall it be considered a waiver by such Party of any other covenant, condition or promise, or of the time for performing any other act required, under this Agreement. The exercise of any remedy provided in this Agreement shall not be a waiver of any remedy provided by law, and the provisions of this Agreement for any remedy shall not exclude any other remedies unless they are expressly excluded.

17.10 Gender and Number. In this Agreement the masculine, feminine and neuter genders and the singular and the plural include one another, unless the context requires otherwise.

17.11 Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and shall supersede all prior and contemporaneous agreements, representations, negotiations and understandings of the Parties, oral or written. The foregoing sentence shall in no way affect the validity of any instrument executed by the Parties in the form of the exhibits attached to this Agreement.

17.12 Incorporation of Exhibits. All exhibits to this Agreement are incorporated herein by this reference.

17.13 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute a single Agreement. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by the other Party. To facilitate execution and delivery of this Agreement, the Parties may execute and exchange executed counterparts by facsimile or e-mail in a PDF file to the other party or to the other party’s counsel. Facsimile or signatures in a PDF file shall have the same legal effect as original signatures

17.14 Attorneys’ Fees. If any action, judicial reference or proceeding is instituted to enforce or interpret any provision of this Agreement, the prevailing Party therein (including in any post-judgment proceeding) shall be entitled to recover its attorneys’ fees, expert witness fees and costs and expenses through all levels of proceedings from the losing Party. This Section 17.14 shall survive the Closing or the earlier termination of Escrow or this Agreement.

17.15 Notices. Any notice to be given hereunder to either Party or to Escrow Holder shall be in writing and shall be given either by confirmed facsimile, overnight courier, personal delivery (including express or courier service), or by registered or certified mail, with return receipt requested, postage prepaid and addressed as follows:

To Seller:	SO WEHREN HOLDING CORP 3 Park Plaza, Suite 900 Irvine, CA 92614
Attention: Dottie Jensen
dottie.jensen@chase.com
Telephone: 949-833-4332
Facsimile: 949-833-6604

and a copy to:	Holland & Knight LLP
515 East Las Olas Boulevard
Suite 1200
Fort Lauderdale, Florida 33301
Attention: Anthony C. Alfonso, Esq.
Telephone: 954-468-7830
Facsimile: 954-463-2030

To Buyer:	TNP ACQUISITIONS, LLC
1900 Main Street
Suite 700
Irvine, CA 92614
Attention: Steve Corea
Telephone: (949) 833-8252
Facsimile: (949) 252-0212

With a copy to:	Hirschler Fleischer
The Edgeworth Building
2100 East Cary Street
Richmond, VA 23223
Attention: D. Zachary Grabill, Esq.
Telephone: (804)-771-9581
Facsimile: 804-644-0957

To Escrow Holder:	Lawyers Title Insurance Company
2398 E. Campbell Road Suite 350
Phoenix, Arizona 8506
Attention: James Hickman
Telephone: (602) 257-3596 Facsimile: (602) 263-0433

Either Party may, by written notice to the other and to Escrow Holder, designate a different address which shall be substituted for the one specified above. Any such notice shall be deemed to have been delivered (i) on the date of delivery if personally delivered or transmitted by facsimile transmission, (ii) if sent by overnight courier, one (1) Business Day after delivery to the subject overnight courier, or (iii) three (3) Business Days after mailing if mailed by first-class mail, postage prepaid, to the parties at their addresses set forth above, or such other address designated from time to time in writing by such party to all other parties.

17.16 Confidentiality. Each Party agrees that it is an essential economic element of this Agreement that any proprietary non-public information related to the parties or their affiliates or the Property revealed, disclosed or discovered in connection with the transactions contemplated by this Agreement and, during the Escrow period, the terms of this Agreement, remain strictly confidential. Therefore, except as otherwise expressly provided in this Section 17.16, the parties, their agents and Escrow Holder hereby agree to strictly maintain the confidentiality of this Agreement and its terms, and any such non-public proprietary information that may be revealed, disclosed or discovered during the course of the offers, counteroffers and other negotiations relating to this Agreement and the purchase and sale of the Property or during the course of Buyer’s investigation and reviews relating to the acquisition of the Property. The parties and Escrow Holder agree that they shall not disclose any such non-public information nor suffer, permit, cause or allow, any of their respective representatives, employees and/or agents to disclose, whether intentionally, negligently or otherwise any such non-public information except (i) as may be required by law or valid legal process (reasonable notice of the receipt of which each party agrees to provide to the other party, so that the other party will have a reasonable opportunity to seek a protective order before disclosure pursuant to such legal process), (ii) as such disclosure to Buyer’s lenders, financial partners, investors, accountants, attorneys and consultants (collectively, “Buyer Parties”) may be necessary in order for Buyer to perform or complete its investigations or to consummate the purchase of the Property pursuant to this Agreement, (iii) as such disclosures are required by Buyer or Seller under the rules and regulations of the Securities and Exchange Act of 1934, as amended, by Seller’s regulators, or Seller’s auditors, (iv) as such disclosures are related to information which now is or hereafter becomes known or available to the public (including, without limitation, any information filed with any governmental agency and known or available to the public) other than a result of a disclosure by Buyer in breach of this Agreement, or (v) as such disclosures are with representatives of the City (or any other governmental authority) concerning the Property and any development thereof. If any such non-public information is so disclosed to Buyer Parties, then Buyer agrees to notify any such Buyer Parties that such information is confidential and may not be further disseminated without the consent of Seller. Further, Buyer shall be responsible for, and shall indemnify Seller in connection with any claims, actions, damages, fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses through all levels of proceedings), relating to or arising from any breach by Buyer or any Buyer Parties of this Section 17.16. If Closing does not occur and this Agreement is terminated, then the provisions of this Section 17.16 shall survive such termination for a period of one (1) year. If Closing does occur, then the provisions of this Section 17.16 shall no longer apply.

Neither party shall issue any press release or otherwise publicize in any manner the transactions contemplated by this Agreement before or after the Closing without the other party’s prior written consent, which may be withheld before Closing in the sole and absolute discretion of the party whose consent is necessary, and after Closing in the reasonable discretion of the party whose consent is necessary. The foregoing shall not restrict disclosures required by law, including the Securities and Exchange Act of 1934, as amended.

17.17 Intentionally Deleted.

17.18 Limitation on Liability. In no event shall any member, partner, affiliate, officer, director, agent or employee of Seller or any of Seller’s affiliates be or be held liable or responsible in any way for the obligations or liabilities of Seller under this Agreement.

17.19 No Recordation. Neither this Agreement nor any memorandum thereof shall be recorded in the records of the County without Seller’s prior written consent, which Seller may withhold in its sole and absolute discretion.

17.20 Merged With Deed. Unless expressly set forth herein, the terms and provisions of this Agreement shall not survive the Closing of this transaction and such terms and provisions shall be deemed merged into the Deed and extinguished on the date of Closing.

17.21 Severability. In the event any term or provision of this Agreement is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

18. Buyer’s Waiver of Vendee’s Lien. In consideration of the delivery of this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, Buyer hereby waives and relinquishes any right to file any and all of the following against or in respect of the Property or any part thereof: (a) a vendee’s lien; (b) a lis pendens or any other notice of pendency of action; and (c) any other lien, charge or encumbrance. This waiver and relinquishment is absolute and unconditional. It is further agreed that this Agreement shall not be recorded in the Official Records of the County or other office, and the recordation or attempted recordation by Buyer shall be considered a default by Buyer to be governed by the provisions of Section 12.

19. New Leases. At Closing, Buyer shall pay to Seller in cash, in addition to the Purchase Price, an amount equal to all out-of-pocket expenses, including, without limitation, leasing promotional expenses, leasing commissions and tenant improvements, incurred by Seller prior to the Closing related to any New Lease (as defined below) of any portion of the Property entered into by Seller and a tenant prior to the Closing Date. As used herein, “New Lease” shall mean any lease (other than a residential apartment lease with an initial lease term of one year or less) of any portion of the Real Property that is not listed on Exhibit “F” or any rent roll delivered to Buyer after the execution of this Agreement. Buyer shall have the right to disapprove any New Lease by giving written disapproval of such New Lease within five (5) Business Days of receiving a copy of such New Lease, and if applicable, a description of any proposed tenant improvements, contractors’ estimates of costs for the completion of tenant improvements and a time schedule for completion. If Seller does not receive such written disapproval within such five (5) Business Day period, the New Lease shall be deemed approved by Buyer, and such New Lease shall be included within the Assignment of Leases. If Buyer disapproves such New Lease, then (a) if Seller enters into such New Lease, Buyer may terminate this Agreement by delivering written notice of its intention to so terminate to Seller within five

(5) days of Seller’s notice to Buyer that Seller has entered into the New Lease, in which event this Agreement shall terminate, the Deposit shall be returned to Buyer, and the parties shall not have any further obligations hereunder (except as to those matters which specifically survive termination; or (b) if Buyer fails to give such notice to terminate or if Seller does not enter into such New Lease, then Buyer shall remain obligated hereunder.

20. Damage or Destruction, Condemnation, Insurance.

20.1 Condemnation. If at any time prior to the Closing Date any “material” portion of the Property is condemned or taken by eminent domain proceedings by any public authority, then at Buyer’s option, to be exercised within three (3) days after receipt of notice of such taking, this Agreement shall terminate, and the Deposit shall be promptly returned to Buyer, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. As used in this Section 20.1, the term “material” shall mean a taking which materially and adversely affects the value or operations of the Property and adversely affects the value of the Property by more than twenty percent (20%) of the Purchase Price. Seller shall give Buyer written notice of any taking promptly after Seller obtains knowledge thereof. If less than a material portion of the Property is condemned or taken by eminent domain proceedings or if Buyer does not timely notify Seller in writing of its election to terminate this Agreement, Buyer shall be deemed to have elected not to terminate this Agreement. If Buyer elects or is deemed to have elected not to terminate this Agreement, the parties shall proceed to the Closing Date without a reduction in the Purchase Price and, upon the Closing, all condemnation proceeds paid or payable to Seller (other than losses pertaining to periods prior to the Closing) shall belong to Buyer and shall be paid over and assigned to Buyer. Seller shall have no obligation to make any repairs to the Property in the event of a condemnation.

20.2 Damage and Destruction. If at any time prior to the Closing Date a material portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, then at Buyer’s option, to be exercised three (3) days after receipt of notice of such destruction or damage, this Agreement shall terminate, the Deposit shall be returned to Buyer, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. If Buyer does not timely notify Seller in writing of its election to terminate this Agreement, Buyer shall be deemed to have elected not to terminate this Agreement. For purposes hereof, the term “material” shall be deemed to be a damage or destruction in excess of twenty percent (20%) of the Purchase Price. If less than a material portion of the Property is damaged or destroyed or if a material portion is damaged or destroyed and Buyer elects or is deemed to have elected not to terminate this Agreement, the parties shall proceed to the Closing Date without reduction in the Purchase Price and, upon the Closing, all property insurance proceeds paid or payable to Seller as a result of such casualty shall belong to Buyer and shall be paid over and assigned to Buyer. Seller shall have no obligation to make any repairs to the Property in the event of a damage or destruction.

21. RADON GAS. In compliance with §404.056, Florida Statutes, Buyer is hereby made aware of the following: RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department. The foregoing notice is provided in order to comply with state law and is for informational purposes only. Seller does not conduct radon testing with respect to the Property and specifically disclaims any and all representations or warranties as to the absence of radon gas or radon producing conditions in connection with the Property.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLER:

SO WEHREN HOLDING CORP., a Delaware corporation

By:	/s/ Dottie Jensen
Name:	Dottie Jensen
Title:	Authorized Officer

BUYER:

TNP ACQUISITIONS, LLC, a Delaware limited liability company

By:	/s/ James R. Wolford
Name:	James R. Wolford
Title:	Chief Financial Officer

Exhibits:

“A”	Description of Land/Real Property
“B”	Assignment and Assumption
“C”	Special Warranty Deed
“D”	Affidavit
“E”	Hazardous Substances
“F”	Tenant Leases
“G”	Contracts and Warranties
“H”	Assignment of Leases and Security Deposits
“I”	Permitted Exceptions

EXHIBIT “A”

DESCRIPTION OF THE REAL PROPERTY

THAT CERTAIN REAL PROPERTY SITUATED IN THE CITY OF KISSIMMEE, IN THE COUNTY OF OSCEOLA, STATE OF FLORIDA, DESCRIBED AS FOLLOWS:

LOTS 1 THROUGH 8, OSCEOLA VILLAGE, ACCORDING TO THE PLAT THEREOF AS RECORDED IN PLAT BOOK 21, PAGES 17 AND 18, PUBLIC RECORDS OF OSCEOLA COUNTY, FLORIDA.

Assessor’s Parcel No:

EXHIBIT “A”

TO PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

EXHIBIT “B”

ASSIGNMENT AND ASSUMPTION AND BILL OF SALE

Reference is hereby made to (a) that certain real property located in the City of                     , County of                     , Florida and described in more detail on Exhibit “A” of that certain Purchase and Sale Agreement and Joint Escrow Instructions between Seller and Buyer (as such parties are defined below) dated as of                      (as amended, restated and otherwise modified from time to time, the “Purchase Agreement”), (b) the improvements located thereon and (c) the rights, privileges and entitlements incident thereto (the “Property”).

For good and valuable consideration, receipt of which is hereby acknowledged and subject to Section 3 in the Agreement, the undersigned,                              (“Seller”), does hereby, transfer, assign, and deliver to                     , a                              (“Buyer”), all “Intangible Rights”, “Plans and Specifications” and “Personal Property” (as defined in the Purchase Agreement) and Buyer hereby accepts and assumes, without representation or warranty, all of Seller’s assignable right, title and interest, if any, in all Intangible Rights, Plans and Specifications, Personal Property and all assets, rights, materials and/or claims used, owned or held in connection with the use, management, development or enjoyment of the Property, including, without limitation: (i) all assignable entitlements, subdivision agreements and other agreements relating to the Property; (ii) all assignable plans, specifications, maps, drawings and other renderings relating to the Property; (iii) all assignable warranties, claims and any similar rights relating to and benefiting the Property or the assets transferred hereby; and (iv) all assignable rights, claims or awards benefiting the Property.

The foregoing assignment is made without any representation or warranty by Seller, and without recourse against Seller.

[Signatures follow on next page]

EXHIBIT “B”

TO PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the      th day of     , 2011.

SELLER:

SO WEHREN HOLDING CORP

By:
Name:	Dottie Jensen
Title:	Authorized Officer

BUYER:

a limited liability company

By:
Name:
Title:

EXHIBIT “C”

This Instrument prepared by:

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED made effective as of the      day of                 , 20     by                                         , a                                         , whose mailing address is                                           , hereinafter called the “Grantor”, to                                         , whose mailing address is                                          , hereinafter called the “Grantee” (whenever used hereunder the terms “Grantor” and “Grantee” include all the parties to this instrument and the heirs, legal representatives and assigns of individuals, and the successors and assigns of corporations and limited liability companies):

WITNESSETH: That the Grantor, for and in consideration of the sum of Ten ($10.00) Dollars and other valuable consideration, receipt whereof is hereby acknowledged, hereby grants, bargains and sells to the Grantee all that certain land situate in                  County, Florida, described as follows (the “Property”):

[INSERT LEGAL DESCRIPTION OF THE REAL PROPERTY]

This conveyance is made subject to (i) all ad valorem and non-ad valorem real estate taxes and assessments for the year 20         and subsequent years; (ii) covenants, conditions, restrictions, rights of way, easements, reservations, encumbrances and other matters of record; (iii) all matters which may set forth on a current survey of the Property; (iv) all laws, ordinances rules, and regulations; (v) leasehold rights of tenants; and (vi) all other Permitted Exceptions set forth in that certain Purchase and Sale Agreement and Joint Escrow Instructions between Grantor and Grantee dated                 , 2011.

NOTE: Tax Folio Number of the Property is                     .

TOGETHER, with all the tenements, hereditaments and appurtenances thereto belonging or in anywise appertaining.

TO HAVE AND TO HOLD, the same in fee simple forever.

AND the Grantor hereby warrants the title to the Property, and will defend the same against the lawful claims of all persons claiming by, through or under the Grantor, but no other.

EXHIBIT “C”

TO PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

IN WITNESS WHEREOF, the Grantor has set Grantor’s hand and seal the day and year first above written.

Signed, sealed and delivered

in our presence:

,
Name Printed:

By:
Name Printed:	Print Name:
Title:

State of California                     )

County of                                  )

On                     , before me,                                         , Notary Public, personally appeared                                         , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument, and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

(seal)

EXHIBIT “A”

DESCRIPTION OF THE REAL PROPERTY

To be prepared by Seller and provided to Buyer prior to Closing.

EXHIBIT “A”

TO SPECIAL WARRANTY DEED

EXHIBIT “D”

AFFIDAVIT

STATE OF

COUNTY OF

BEFORE ME, the undersigned authority, personally appeared                      (“Affiant”), who upon being first duly sworn by me on oath, says:

1. That Affiant is                 of                 , a                  (“Owner”), and, to the best of Affiant’s actual knowledge, without independent investigation, Owner owns the following-described property (“Property”):

[INSERT LEGAL DESCRIPTION OF THE REAL PROPERTY]

2. To the best of Affiant’s actual knowledge, without independent investigation, that there has been no labor performed or materials furnished on or about the Property for the past ninety days for which payment has not as yet been made and that there are no mechanics’, materialmen’s or laborers’ liens against the Property. [Note - To be modified to reflect current work, if any.]

3. To the best of Affiant’s actual knowledge, without independent investigation, that there are no leases in effect with respect to the Property and that the Owner of the Property is the only person or entity in possession thereof, except for the leases shown on Exhibit “A”.

4. That withholding of tax pursuant to Section 1445 of the Internal Revenue Code is not required upon the disposition of a United States real property interest by Owner.

5. That Owner is not a “foreign person,” as said term is defined in the Internal Revenue Code and income tax regulations.

6. That Owner is not a disregarded entity as defined in 26 CFR §1.1445-2(b)(2)(iii).

7. That Owner’s U.S. tax identification number is                                         .

8. That Owner’s address is                                                                                .

9. That Affiant understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

10. That at the time of the execution of this Affidavit to the best of Affiant’s actual knowledge, without independent investigation, there are no matters pending against Owner that could give rise to a lien that would attach to the Property between                      and the recording of the Deed from Owner to                      (“Purchaser”) and further that Owner has not executed, and covenants not to execute, any instrument that would adversely affect title to the Property.

EXHIBIT “D”

TO PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

11. That this Affidavit is made for the purpose of inducing                  as agent for                     , to issue an owner’s title insurance policy with respect to the Property.

Print Name:

The foregoing affidavit was acknowledged before me this              day of             , 20         , by                 , who is personally known to me or who has produced                      as identification.

                        Notary Public

                         (seal)

EXHIBIT “A” to the Affidavit

List of Leases

To be prepared by Seller and provided to Buyer prior to Closing.

EXHIBIT “E”

HAZARDOUS SUBSTANCES

The term “Hazardous Substance” as used in this Agreement means any hazardous substance, hazardous waste, or toxic substance as defined in any federal, state or local statute, ordinance, rule, regulation or order applicable to the Property and shall include, without limitation, any substance, chemical, compound, waste, material or mixture which is (or which contains or is the decomposition product of any substance, chemical compound, or mixture which is):

(1) a “Hazardous Substance”, “Hazardous Material”, “Hazardous Waste”, or “Toxic Substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1701, et seq., or the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq., the Federal Water Pollution Control Act, the Clean Air Act, the Toxic Substances Control Act, the Refuse Act, the Carpenter-Presley-Tanner Hazardous Substance Account Act, the Hazardous Waste Control Law, or under any regulations adopted and publications promulgated pursuant to such laws;

(2) “Oil” or a “Hazardous Substance” listed or identified pursuant to § 311 of the Federal Water Pollution Control Act, 33 U.S.C. § 1321, as well as any other hydrocarbonic substance, by-product or waste;

(3) a material which due to its characteristics or interaction with one or more other substances, chemical compounds, or mixtures, damages or threatens to damage, human or animal health, public or worker safety, or the environment, or is required by any law or public agency to be remediated, including remediation which such law or public agency requires in order for the Property to be put to any lawful purpose;

(4) pesticides regulated under the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.;

(5) radon, asbestos, PCBs, and other substances regulated under the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq. or other applicable laws;

(6) any radioactive material including, without limitation, any “source material”, “special nuclear material”, “by-product material”, “low-level wastes”, “high-level radioactive waste”, “spent nuclear fuel” or “transuranic waste”, “special waste” and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq., the Nuclear Waste Policy Act, 42 U.S.C. §§ 10101 et seq., or pursuant to other applicable laws and regulations;

(7) industrial process and pollution control wastes, whether or not “hazardous” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq. or other applicable laws and regulations;

(8) regulated under the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; and/or

(9) regulated under the Clean Air Act, 42 U.S.C. §§ 7401 et seq. or pursuant to other applicable laws and regulations.

EXHIBIT “E”

TO PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

EXHIBIT “F”

TENANT LEASES

1)	Bebe Nails

a)	Lease dated December 3rd, 2007 between MPG Osceola Ltd, and Lee Spa Nails, LLC NC

b)	Lease Assignment dated November 8th, 2008 between Lee Spa Nails, LLC NC and Tam Phung, an individual

2)	China Grill

a)	Lease dated January 26th, 2009 between MPG Osceola Ltd, and Donghua Zheng and Dongxing Zheng, individuals

3)	Citrine Salon

a)	Lease dated October 15th, 2010 between SO Wehren Holding Corporation and Arturo and Claudia Caceres

4)	Enchanted Tails – Muttlee Crew Pet Care, LLC

a)	Lease dated January 11th, 2010 between MPG Osceola Ltd and Enchanted Tails Pet Grooming LLC

b)	Assignment & Assumption of Lease dated August 2, 2011

c)	First Amendment to Lease Agreement dated August 2, 2011 between SO Wheren Holding Corp. and Muttlee Crew Pet Care, LLC

5)	HH Gregg

a)	Lease dated July 9th, 2007 between MPG Osceola, Ltd and Gregg Appliances, Inc.

b)	Memorandum of Lease dated November 28th, 2007 between MPG Osceola, Ltd and Gregg Appliances, Inc.

6)	Mattress Factory

a)	Lease dated November 18th, 2008 between MPG Osceola, Ltd. and TJMF, Inc.

7)	Publix

a)	Lease dated May 17th, 2007 between MPG Osceola Ltd. and Publix Super Markets, Inc.

b)	First Amendment to Lease dated August 3, 2007

c)	Second Amendment to Lease dated August 15, 2008

d)	Memorandum of Lease dated May 17th, 2007 between MPG Osceola Ltd. and Publix Super Markets, Inc.

e)	First Amendment to Memorandum of Lease dated August 3, 2007 between MPG Osceola Ltd. and Publix Super Markets, Inc.

f)	Second Amendment to Memorandum of Lease dated August 15th, 2008 between MPG Osceola Ltd. and Publix Super Markets, Inc.

g)	Subordination, Non-Disturbance and Attornment agreement dated November 27, 2007 between Washington Mutual Bank, FA and Publix Super Markets, Inc.

8)	Uni K Wax

a)	Lease dated November 3rd, 2008 between MPG Osceola, Ltd. and Smooth as Silk Concepts Osceola, LLC

EXHIBIT “F”

TO PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

9)	UPS Store

a)	Lease dated February 9th, 2009 between MPG Osceola, Ltd. and McKelvy Companies, LLC

10)	Visionworks

a)	Lease dated November 25th, 2008 between MPG Osceola, Ltd. and Visionary Properties, Inc.

11)	Central Florida Karate Academy

a)	Lease dated August 23rd, 2011 between SO Wheren Holding Corporation and Central Florida Karate Academy

EXHIBIT “F”

TO PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

EXHIBIT “G”

CONTRACTS AND WARRANTIES

1)	Fire Prevention

a)	Alarm Monitoring – Three (3) Agreements dated October 29th, 2008 between MPG Osceola Limited and American Fire Company for Osceola Village Retail “A”, “B”, and “C”, respectively.

b)	Systems Maintenance – Agreement dated November 1, 2010 between SO Wehren Holding Corporation and Wiginton Fire Systems

2)	Landscaping

a)	Landscape Maintenance Contract dated October 28th, 2010 between So Wehren Holding Corp. and Baker Commercial Landscaping, Inc.

3)	Sweeping

a)	Agreement dated October 28th, 2010 between So Wehren Holding Corp. and Central Sweeping Service, Inc.

4)	Internet and Cable

a)	Change of Responsibility & Release Agreement dated October 26th, 2010 between S.O. Wehren Holding Corp., and CenturyLink Business Services

5)	Building Maintenance

a)	Independent Contractor Agreement dated July 1st, 2010 between Osceola Village, MPG Osceola, LLLP & Hold Thyssen,, LLC as Receiver and KRS Building Maintenance, Inc.

6)	Parking Enforcement

a)

Permission to Impound a Motor Vehicle, Vessel or Trailer Located on Private Property without Authorization Agreement dated July 13th, 2010 between MPG Osceola, LLLP. and Parking Enforcement Management, LLC

7)	Roof Warranties

a)	Original Roof Warranties between MPG Osceola Ltd. and GAF Materials Corporation with expiration date November 4th, 2018 for Retail A, B, and C, respectively.

b)	Original Roof Warranty between MPG Osceola Ltd. and GAF Materials Corporation with expiration date September 25th, 2018 for HH Gregg, Major ‘A’.

c)	Transfer certifications for all existing warranties, all dated July 6th, 2011 certifying the transfer from MPG Osceola Ltd. to So Wehren Holding Corp

EXHIBIT “G”

TO PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

EXHIBIT “H”

ASSIGNMENT OF LEASES AND SECURITY DEPOSITS

THIS ASSIGNMENT OF LEASES AND SECURITY DEPOSITS (“Assignment”) is entered into on as of             , 20     , by and                 (“Assignor”) and                     (“Assignee”).

RECITALS

Assignor is the Landlord under those certain leases identified on Exhibit “A” attached hereto (collectively, the “Leases”), for a portion of the property located at                     .

Assignor has received the security deposits, prepaid rents and other revenues identified on Exhibit “B” attached hereto (collectively, the “Security Deposits”) pursuant to the Leases.

Assignor desires to assign to Assignee, and Assignee desires to accept, the assignment of all of Assignor’s right, title and interest in and to the Leases and the Security Deposits, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1. Assignment. Assignor hereby assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in the Leases together with all of the Security Deposits and all other benefits arising or issuing from or out of the Leases, except for any rents owed to Assignor in accordance with Section 5.2(c) of that certain Purchase and Sale Agreement and Joint Escrow Instructions between Assignor, as seller, and Assignee, as buyer, dated as of                 , and together with any and all rights which Assignor may have against the tenants under the Leases, or any of them.

2. Assumption. Assignee hereby accepts said assignment and hereby assumes and agrees to perform and comply with and to be bound by all of the terms, covenants, agreements, provisions and conditions of the Leases. Assignee does hereby agree for itself, and its successors and assigns, to release and indemnify, defend and hold harmless Assignor and Assignor’s agents, representatives, servants, employees and affiliates, from and against any and all claims, damages, liability, losses, costs, judgments, penalties, fines and expenses therefor (including, without limitation, attorneys’ fees and costs incurred in the enforcement of this indemnification and otherwise before trial, during trial and through all levels of appellate proceedings) relating to the Leases (including, without limitation, any security deposits and advance rentals, if any, deposited with Assignor by the tenants under the Leases).

3. No Representations or Warranties. The foregoing assignment is made without any representation or warranty by Assignor, and without recourse against Assignor.

EXHIBIT “H”

TO PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

4. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors in interest and assigns.

5. Governing Law. This Assignment shall be governed by the laws of the State of Florida.

6. Counterparts. This Assignment may be executed in counterparts by the parties thereto and each shall be considered an original insofar as the parties hereto are concerned but together said counterparts shall comprise only one assignment.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the      day of             , 2011.

ASSIGNOR:

SO WEHREN HOLDING CORP

By:
Name:	Dottie Jensen
Title:	Authorized Officer

ASSIGNEE:

a limited liability company

By:
Name:
Title:

EXHIBIT “H”

TO PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

EXHIBIT “A” TO ASSIGNMENT OF LEASES AND SECURITY DEPOSITS

LEASES

To be prepared by Seller and provided to Buyer prior to Closing.

EXHIBIT “B” TO ASSIGNMENT OF LEASES AND SECURITY DEPOSITS

SECURITY DEPOSITS AND PREPAID RENTS

To be prepared by Seller and provided to Buyer prior to Closing.

EXHIBIT “I”

PERMITTED EXCEPTIONS

(a) Zoning and building regulations, restrictions and ordinances now or hereafter adopted or imposed by any governmental body having jurisdiction over the Property or any part thereof;

(b) Real estate taxes, water charges and sewer rents (subject to apportionment in accordance with the terms of this Agreement), and certified, confirmed or ratified assessment liens and pending assessments, if any;

(c) Public utility declarations, easements and agreements of record and rights of utility companies to use and maintain pipes, drains, mains, wires, cables, terminal boxes, lines, service connections and facilities, located in, on, over and/or under the Property;

(d) Any state of facts an accurate current survey or physical inspection of the Property would show;

(e) Covenants, restrictions, licenses, easements, rights, agreements, rights-of-way and all other matters of record, if any;

(f) All Tenant Leases and the rights of all tenants and other occupants of the Property (Buyer hereby acknowledges as of the date of this Agreement, receipt of a rent roll for the Property and copies of all Tenant Leases);

(g) All notes or notices of violations of law, regulations, or municipal ordinances, orders or requirements against or affecting the Property noted in or issued by any Federal, State, County, Municipal or other local departments or other governmental or quasi-governmental authorities having jurisdiction over the Property or any part thereof;

(h) Encroachments of stoops, areas, cellar steps, trims and cornices, if any, upon any street or highway or adjoining Property; variations between record line and fences, hedges and retaining walls, and any encroachments of adjoining premises upon the Property;

(i) Variations among the description of the Property herein, the description of the Property in any current survey, and the tax map description of the Property;

(j) Assignable service contracts affecting the Property; and

(k) Any and all other matters to be accepted by Buyer in accordance with this Agreement.

EXHIBIT “I”

TO PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS